Exhibit 99.1

                      Build-A-Bear Workshop, Inc.
   Reports Strong Sales and Net Income Growth in Fiscal 2005 Fourth
      Quarter and Full Year; Company Provides Guidance for 2006

    ST. LOUIS--(BUSINESS WIRE)--Feb. 16, 2006--Build-A-Bear Workshop, Inc. (NYSE: BBW):

    -- Fourth quarter net income increased 68% to $10.6 million. Full year net income increased 37%, exceeding company guidance.

    --  Fourth quarter diluted EPS were $0.52 vs. $0.32 in fiscal
        2004. Full year diluted EPS were $1.35 vs. $1.07 in fiscal
        2004.

    --  Fourth quarter net retail sales increased 18.0% to $116.7 million. Full year net retail sales increased 19.4% to $358.9 million.

    -- Full year fiscal 2006 diluted EPS expected to be in the range of $1.57 to $1.63, including stock-based compensation expense of approximately $0.08 per diluted share and distribution center transition costs of approximately $0.04 per diluted share.

    -- New international expansion plans move forward; new franchisee agreements in place for India and Thailand.

    Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, announced that total revenue for the fiscal 2005 fourth quarter (13 weeks ended Dec. 31, 2005) increased 18.7% to $118.0 million, compared to $99.4 million in the prior year's fourth quarter (13 weeks ended Jan. 1, 2005). For the full year fiscal 2005 (52 weeks ended Dec. 31, 2005), total revenue increased 19.9% to $361.8 million, compared to $301.7 million in fiscal 2004 (52 weeks ended Jan. 1, 2005).
    Fourth quarter net income increased 68.1% to $10.6 million or $0.52 per diluted share on 20.3 million diluted shares outstanding. This compares to net income of $6.3 million or $0.32 per diluted share on 19.7 million diluted shares outstanding in last year's fourth quarter. For the full year fiscal 2005, net income increased 36.6% to $27.3 million or $1.35 per diluted share on 20.2 million diluted shares outstanding. This compares to net income of $20.0 million or $1.07 per diluted share on 18.6 million diluted shares outstanding in fiscal 2004.
    "Our performance in both the quarter and for the year demonstrates that our business model is solid and predictable, and perhaps of more importance, that we have momentum moving into fiscal 2006," said Maxine Clark, chairman and chief executive bear. "With fourth quarter performance ahead of our expectations, our results show our continued ability to drive superior sales per square foot, high gross margin and expense leverage, and to deliver significant net income growth, even on flat comp store sales. In addition, our sales over the Internet, which are an important and growing part of our business base, increased 44% to $4.0 million in the quarter, and for the year contributed $8.7 million to our sales."

    Fiscal 2005 Fourth Quarter

    Fiscal 2005 fourth quarter total revenue includes net retail sales of $116.7 million, an increase of $17.8 million or 18.0% compared to last year's fourth quarter. Net retail sales growth was primarily driven by new stores opened during the past twelve months. Comparable store sales declined 0.6%. Fourth quarter total revenue includes revenue from international franchise fees totaling $829,000, an increase of $481,000 compared to last year's fourth quarter, and licensing revenue totaling $545,000, an increase of $300,000 compared to last year's fourth quarter.
    Fourth quarter net income growth of $4.3 million, compared to the fiscal 2004 fourth quarter, was primarily driven by higher new store and Internet sales, lower performance-based bonus expense, lower stock-based compensation expense, increased interest income and lower store preopening expense. Gross margin rate declined slightly to 52.1% down from 53.0% in the fiscal 2004 fourth quarter as higher transportation costs offset purchasing and distribution cost efficiencies. Selling, general and administrative expense as a percent of total revenue decreased to 38.1% from 41.9% primarily due to lower performance-based bonus and stock-based compensation expenses.
    Fiscal 2005 fourth quarter results include the impact of stock-based compensation expense of $0.4 million pretax ($0.3 million net of tax or $0.01 per diluted share). Fiscal 2004 fourth quarter results include the impact of stock-based compensation expense of $1.4 million pretax ($1.0 million net of tax or $0.05 per diluted share). The stock-based compensation expense recorded in 2004 relates to stock options granted during the first half of 2004 which became fully vested as a result of the company's initial public offering.
    During the fourth quarter, the company opened seven new Build-A-Bear Workshop (BABW) retail stores in the United States and Canada, compared with opening six BABW stores during the same period last year.

    Fiscal 2005 Full Year

    Fiscal 2005 total revenue includes net retail sales of $358.9 million, an increase of $58.4 million or 19.4% compared to fiscal 2004. Net retail sales growth was driven by new stores -- 30 new BABW stores and three new friends 2B made(R) (F2BM) locations opened during the year --and an increase in Internet sales of 38.8% to $8.7 million. Comparable store sales for the year decreased slightly by 0.2%. Fiscal 2005 total revenue includes revenue from international franchise fees totaling $2.0 million, an increase of $1.1 million compared to fiscal 2004, and licensing revenue totaling $932,000, an increase of $585,000 compared to fiscal 2004.
    Fiscal 2005 net income growth of $7.3 million, compared to fiscal 2004, was driven primarily by higher net retail sales and by maintaining a retail gross margin rate of 49.7%. Lower performance-based bonus expense, higher interest income and lower stock-based compensation expense, partially offset by higher store preopening expenses, also contributed to net income growth. The abovementioned store preopening expense included costs associated with the New York City flagship store and cafe opening totaling $2.0 million ($1.2 million net of tax, or $0.06 per diluted share).
    Fiscal 2005 full year results include the impact of stock-based compensation expense of $0.8 million pretax ($0.5 million net of tax or $0.02 per diluted share). Fiscal 2004 full year results include the impact of stock-based compensation expense of $2.0 million pretax ($1.4 million net of tax or $0.08 per diluted share).
    Total store square footage in fiscal 2005 increased 19.5% to 615,194 gross square feet. During fiscal 2004 the company opened 21 BABW stores and two F2BM locations ending the year with total store square footage of 514,986 gross square feet.
    During fiscal 2005, international franchisees opened 18 new stores ending the year with 30 stores located in Australia (5 stores), Denmark (4 stores), France (1 store), Japan (5 stores), the Netherlands (1 store), South Korea (1 store), Sweden (1 store), Taiwan (1 store) and the United Kingdom (11 stores).

    New International Expansion Plans

    Build-A-Bear Workshop is continuing to pursue its international strategies in selected markets. In that regard, the company is in discussions with The Hamleys Group, Ltd. regarding a possible acquisition of its Bear Factory subsidiary. Bear Factory is a United Kingdom-based stuffed animal retailer owned by The Hamleys Group, Ltd. The company also announced that it is in discussions to acquire Amsbra, Ltd., its franchisee in the U.K. No definitive agreements have been reached nor can the company assure that these discussions will lead to completed transactions. Build-A-Bear Workshop does not contemplate making any further announcement unless discussions are terminated or result in completion of definitive agreements.
    In addition, the company recently completed agreements with The Murjani Group in India and Central Department Stores in Thailand as new international franchisees. India and Thailand are the 13th and 14th countries to join the Build-A-Bear Workshop international franchisee program.
    "Our brand clearly has worldwide appeal," said Ms. Clark. "We opened our first international store in the United Kingdom in November 2003. Today our franchisees operate 30 stores in nine countries. The exceptional value and family-focused experience we offer, combined with the worldwide appeal of stuffed animals, makes Build-A-Bear Workshop a brand that communicates fun in any language. We are pleased with the partnerships we have established in India and Thailand and look forward to the exciting growth these two countries can help us achieve."
    The Murjani Group is led by its Chairman, Mohan Murjani and Managing Director, Vijay Murjani. In 1976 The Murjani Group launched Gloria Vanderbilt followed by Tommy Hilfiger in 1984 and became the first Indian company to develop and market designer brands in the international market place. Central Department Store Limited, led by President Yuwadee Bhicharnchitr, is a division of the Central Group of Companies, and is the largest department store chain in Thailand. The Central Group of Companies is involved in retail, real estate, brand development, hotels and resorts, and food service and is one of Thailand's five largest conglomerates.

    Company-Owned Distribution Center in Columbus, Ohio

    The company previously announced that it will build a 350,000-square-foot distribution center near Columbus, Ohio. The center will replace an existing third-party distribution center; the new location in Columbus will serve as the primary distribution center for the company's North America store operations.
    "Our new distribution center is an important building block for the future growth of Build-A-Bear Workshop and friends 2B made(R)," said Barry Erdos, president and chief operating officer bear. "Once the transition is complete, we expect the new center to improve inventory control and management, and enhance operating efficiencies."
    The facility is expected to become fully operational beginning in fall 2006. To help ensure a smooth transition, the company will utilize its third-party distribution center services and operate the new center for a period of approximately three months. These one-time transition costs are expected to be approximately $1.4 million pretax ($0.9 million net of tax or $0.04 per diluted share).

    Outlook For 2006

    The company expects fiscal 2006 (52 weeks ended Dec. 30, 2006) diluted earnings per share (EPS) to be in the range of $1.57 to $1.63. This guidance includes the anticipated impact of expensing stock-based compensation as required by SFAS 123R of approximately $2.7 million pretax ($1.7 million net of tax or $0.08 per diluted share) and distribution center transition costs of approximately $1.4 million pretax ($0.9 million net of tax or $0.04 per diluted share). This guidance does not include the potential impact of transactions under discussion with The Hamleys Group, Ltd. and Amsbra, Ltd.

    The company's earnings model is based upon the following business drivers:

    -- Total revenue growth of approximately 20%, including comparable store sales in the flat to low single digit growth range.
    -- Maintenance of high sales per square foot in excess of $600. -- Maintenance of gross profit margins through strong merchandise margins and minimal markdowns and product returns while incurring transition costs related to the new company-owned distribution center.
    -- Increased brand awareness and store traffic through integrated marketing programs. The company expects to spend approximately $33 million, or 7.6% of total revenue (up from $27 million, or 7.5% of total revenue in fiscal 2005), on marketing programs in fiscal 2006.
    -- The addition of approximately 30 new BABW stores in the United States and Canada.
    -- Continued expansion of new initiatives with approximately five new F2BM locations, two new ball park stores and the first store in a zoo.
    -- The opening of 20 to 25 new stores by international franchisees in fiscal 2006.
    -- Capital expenditures in 2006 of an anticipated $47 to $52 million, with the new distribution center accounting for approximately $22 million of the total projected investment. New stores and technology-based infrastructure projects comprise the remainder of the capital spending dollars.

    Today's Conference Call Webcast

    Today at 10:00 a.m. EDT, Build-A-Bear Workshop will host a live audio webcast of its discussion with the investment community regarding the company's fiscal 2005 fourth quarter and full year results. The webcast can be accessed at http://ir.buildabear.com. A replay of the webcast will be available following the live webcast, and available until the company's next quarterly conference call.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own-stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 200 stores in the United States and Canada. The addition of franchise stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R), in which Guests can make their own dolls. Build-A-Bear Workshop (NYSE:
BBW) posted total revenue of $362 million in fiscal 2005. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Company's expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may be unable to generate comparable store sales growth; our marketing initiatives may not generate sufficient brand awareness and sales; we may be unable to effectively manage our international franchises or comply with changing laws relating thereto; we may be unable to generate demand for our retail experience, or to respond to consumer preferences; customer mall traffic may decrease, as a result of various factors, including a reduction of consumer confidence because of terrorism or war; general economic conditions may worsen; our market share could be adversely affected by competitors; we may lose key personnel, or be unable to hire qualified additional personnel; vendor deliveries may be disrupted; the availability and costs of our products could be impacted by international manufacturing and trade issues; our warehousing and distribution vendors may perform poorly; we may fail to protect our intellectual property and may have infringement, misappropriation or other disputes or litigation with third parties; we may be unable to open new stores, renew or replace our store leases, enter into leases for new stores on favorable terms, or continue to comply with our current leases; we may experience communications or information systems failures; we may suffer negative publicity or be sued due to alleged violations of labor laws, employee regulations or unethical practices, either by the Company or its merchandise manufacturers; and we may violate or be accused of violating privacy or security laws by reason of improperly obtaining or failing to adequately protect Guest information. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, specifically as described in the Company's annual report on Form 10-K for the fiscal year ended January 1, 2005. The Company undertakes no obligation to update or revise any forward- looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

    (Financial Tables Follow)



             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
       Unaudited Condensed Consolidated Statements of Operations
        (dollars in thousands, except share and per share data)



                              13 Weeks    % of      13 Weeks   % of
                                Ended     Total       Ended    Total
                              Dec. 31,   Revenues    Jan. 1,  Revenues
                                2005       (1)        2005      (1)
                            ----------- --------- ----------- --------
Revenues:
 Net retail sales        $     116,660     98.8%  $   98,836     99.4%
 Franchise fees                    829      0.7          348      0.3
 Licensing revenue                 545      0.5          245      0.2
                        --------------- --------  ----------- --------
         Total revenues        118,034    100.0       99,429    100.0
                        --------------- --------  ----------- --------
Costs and expenses:
 Cost of merchandise
  sold                          55,909     47.9       46,491     47.0
 Selling, general and
  administrative                45,012     38.1       41,707     41.9
 Store preopening                  414      0.4          714      0.7
 Interest expense
  (income), net                   (530)    (0.4)        (129)    (0.1)
                        --------------- --------  ----------- --------
         Total costs
          and expenses         100,805     85.4       88,783     89.3
                        --------------- --------  ----------- --------
         Income before
          income taxes          17,229     14.6       10,646     10.7
Income tax expense               6,633      5.6        4,344      4.4
                        --------------- --------  ----------- --------
         Net income             10,596      9.0        6,302      6.3
Cumulative dividends
 and accretion of
 redeemable preferred
  stock                             --                   125
                        ---------------           -----------
         Net income
          available to
          common and
          participating
           preferred
           stockholders  $      10,596           $     6,177
                        ===============           ===========

Net income allocated to
 common stockholders     $      10,596           $     6,177
                        ===============           ===========

Net income allocated to
 participating
 preferred stockholders  $          --           $        --
                        ===============           ===========

Earnings per common
 share:
 Basic                   $        0.53           $      0.45
                        ===============           ===========
 Diluted                 $        0.52           $      0.32
                        ===============           ===========
Shares used in
 computing common per
 share amounts:
  Basic                     19,989,177            13,870,389
  Diluted                   20,319,086            19,650,953

    (1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
       Unaudited Condensed Consolidated Statements of Operations
        (dollars in thousands, except share and per share data)



                               52 Weeks     % of    52 Weeks   % of
                                Ended      Total     Ended      Total
                               Dec. 31,   Revenue    Jan. 1,   Revenue
                                 2005       (1)       2005       (1)
                             ----------   -------  ----------  -------
Revenues:
 Net retail sales        $      358,901     99.2% $   300,469    99.6%
 Franchise fees                   1,976      0.5          846     0.3
 Licensing revenue                  932      0.3          347     0.1
                        ---------------- --------  ----------- -------
         Total revenues         361,809    100.0      301,662   100.0
                        ---------------- --------  ----------- -------
Costs and expenses:
 Cost of merchandise
  sold                          180,373     50.3      150,903    50.2
 Selling, general and
  administrative                133,921     37.0      115,939    38.4
 Store preopening                 4,812      1.3        2,186     0.7
 Interest expense
  (income), net                  (1,710)    (0.5)        (299)   (0.1)
                        ---------------- --------  ----------- -------
         Total costs
          and expenses          317,396     87.7      268,729    89.1
                        ---------------- --------  ----------- -------
         Income before
          income taxes           44,413     12.3       32,933    10.9
Income tax expense               17,099      4.7       12,934     4.3
                        ---------------- --------  ----------- -------
         Net income              27,314      7.5       19,999     6.6
Cumulative dividends
 and accretion of
 redeemable preferred
 stock                               --                 1,262
Cumulative dividends of
 nonredeemable
 preferred stock                     --                   263
                        ----------------           -----------
         Net income
          available to
          common and
          participating
           preferred
           stockholders  $       27,314           $    18,474
                        ================           ===========

Net income allocated to
 common stockholders     $       27,314           $     8,519
                        ================           ===========

Net income allocated to
 participating
 preferred stockholders  $           --           $     9,955
                        ================           ===========

Earnings per common
 share:
 Basic                   $         1.38           $      2.30
                        ================           ===========
 Diluted                 $         1.35           $      1.07
                        ================           ===========
Shares used in
 computing common per
 share amounts:
  Basic                      19,735,067             3,702,365
  Diluted                    20,225,341            18,616,435

    (1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.



             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
               Unaudited Condensed Consolidated Balance
                                Sheets
              (dollars in thousands, except share and per
                              share data)

                                             December 31,  January 1,
                                                    2005         2005
                                                 --------     --------
                                ASSETS
 Current assets:
   Cash and cash equivalents                    $ 90,950     $ 67,327
   Inventories                                    40,157       30,791
   Receivables                                     6,629        3,792
   Prepaid expenses and other current assets       6,839        5,320
   Deferred tax assets                             3,232        2,725
                                                 --------     --------
        Total current assets                     147,807      109,955

 Property and equipment, net                      89,973       75,815
 Note receivable from franchisee                   4,518            -
 Other intangible assets, net                      1,454        1,411
 Other assets, net                                 2,356        2,056
                                                 --------     --------
 Total Assets                                   $246,108     $189,237
                                                 ========     ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                             $ 34,996     $ 25,767
   Accrued expenses                               15,792       13,966
   Other current liabilities                      30,373       22,222
                                                 --------     --------
        Total current liabilities                 81,161       61,955
                                                 --------     --------

 Deferred franchise revenue                        2,306        2,075
 Deferred rent                                    30,687       26,426
 Other liabilities                                   586          732
 Deferred tax liabilities                          1,011        2,539

 Stockholders' equity:
   Common stock, par value $0.01 per share           201          196
   Additional paid-in capital                     85,259       77,708
   Retained earnings                              46,700       19,386
   Notes receivable from officers                   (151)      (1,770)
   Unearned compensation                          (1,652)         (10)
                                                 --------     --------
        Total stockholders' equity               130,357       95,510
                                                 --------     --------
 Total Liabilities and Stockholders' Equity     $246,108     $189,237
                                                 ========     ========


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
          Unaudited Condensed Consolidated Statements of Cash
                                 Flows
                        (dollars in thousands)

                                                   52 Weeks  52 Weeks
                                                     Ended     Ended
                                                   Dec. 31,  Jan. 1,
                                                     2005      2005
                                                    --------  --------

 Cash flows from operating activities:
  Net income                                       $ 27,314  $ 19,999
  Adjustments to reconcile net income to
   net cash from operating activities:
   Depreciation and amortization                     17,592    14,948
   Deferred taxes                                    (2,035)   (1,875)
   Tax benefit from stock option exercises            3,091       410
   Loss on disposal of property and equipment           526       533
   Impairment of goodwill                                 -        97
   Impairment charge (credit)                             -       (54)
   Stock-based compensation                             795     1,974
   Change in assets and liabilities:
    Inventories                                      (9,366)   (8,218)
    Receivables                                      (2,804)   (1,629)
    Prepaid expenses and other assets                (1,612)   (1,105)
    Accounts payable                                  9,229     3,998
    Accrued expenses and other liabilities           11,912    19,449
                                                    --------  --------
     Net cash provided by operating activities       54,642    48,527
                                                    --------  --------
 Cash flows from investing activities:
  Purchases of property and equipment               (31,083)  (16,494)
  Purchases of other assets                          (1,569)   (1,238)
  Issuance of note receivable to franchisee          (4,425)        -
                                                    --------  --------
     Net cash used in investing activities          (37,077)  (17,732)
                                                    --------  --------
 Cash flows from financing activities:
  Payment of cash dividend                                -   (10,000)
  Exercise of employee stock options and employee
   stock purchases                                    4,413        52
  Collection of note receivable from officer          1,645       144
  Proceeds from initial public offering, net of
   offering costs                                         -    25,735
                                                    --------  --------
     Net cash provided by financing activities        6,058    15,931
                                                    --------  --------
 Net increase in cash and cash equivalents           23,623    46,726
 Cash and cash equivalents, beginning of period      67,327    20,601
                                                    --------  --------
 Cash and cash equivalents, end of period          $ 90,950  $ 67,327
                                                    ========  ========


                    BUILD-A-BEAR WORKSHOP, INC. AND
                             SUBSIDIARIES
              Unaudited Selected Financial and Store Data
                     (dollars in thousands, except
                           square foot data)

                                  13 Weeks 13 Weeks  52 Weeks 52 Weeks
                                    Ended   Ended      Ended   Ended
                                    Dec.    Jan.       Dec.    Jan.
                                     31,      1,        31,      1,
                                    2005     2005       2005    2005
                                  ------------------------------------

Other financial data:
   Gross margin ($) (1)          $  60,751  52,345   $178,528 149,566
   Gross Margin (%) (1)              52.08%  52.96%     49.74%  49.78%
   Capital expenditures (2)      $   8,484   5,216   $ 31,083  16,494
   Depreciation and amortization $   4,771   4,131   $ 17,592  14,948


Store data (3):
   Number of stores at end of
    period                                                200     170
   Store square footage at end
    of period                                         615,194 514,986
   Net retail sales per gross
    square foot (4)                                  $    615     602
   Comparable store sales change
    (%) (5)                          (0.6)%   23.3%     (0.2)%   18.1%


    (1) Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.

     (2)Capital expenditures consist of leasehold improvements, furniture and fixtures, and computer equipment and software purchases.

     (3)Excludes our webstore and seasonal and event-based locations.

     (4)Net retail sales per gross square foot represents net retail sales from stores open throughout the entire period divided by the total gross square footage of such stores.
        Calculated on an annual basis only.

     (5)Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.




    CONTACT: Build-A-Bear Workshop, Inc., St. Louis
             Investors:
             Molly Salky, 314-423-8000 x5353
             or
             Media:
             Jill Saunders, 314-423-8000 x5293